ITEM 6.(a)
EXHIBIT 11: COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS EXCEPT PER-SHARE DATA)


                                           Thirteen Weeks Ended
                                       Aug. 31,1996   Sept. 2,1995

PRIMARY EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding.....       17,672        17,271
Average additional common shares
  issuable on exercise of dilutive
  stock options (computed by use of
  the "treasury stock method" at the
  average market price)...............          270           504
                   TOTALS.............       17,942        17,775

Net Income:
Continuing operations.................       $5,489        $4,211
Discontinued operations...............                      5,245
                                             $5,489        $9,456


Primary earnings per common and
  common equivalent share.............
Continuing operations.................        $0.31         $0.24
Discontinued operations...............                       0.29
                                              $0.31         $0.53


FULLY DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding.....       17,672        17,271
Average additional common shares
  issuable on exercise of dilutive
  stock options (computed by use of
  the "treasury stock method" at the
  higher of perioed end or average
  market price).......................          270           505
                   TOTALS.............       17,942        17,776

Net Income:
Continuing operations.................       $5,489        $4,211
Discontinued operations...............                      5,245
                                             $5,489        $9,456


Primary earnings per common and
  common equivalent share.............
Continuing operations.................        $0.31         $0.24
Discontinued operations...............                       0.29
                                              $0.31         $0.53